Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

RCS Capital Corporation

New York, New York

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 24, 2014, related to the combined financial statements of Hatteras Investment Partners, LLC, Hatteras Investment Management, LLC, and Hatteras Capital Investment Management, LLC and Subsidiaries, which is contained in the Form 424(b) filed as Exhibit 99.1 to the Form 8-K dated July 1, 2014 of RCS Capital Corporation.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

BDO USA, LLP

Raleigh, North Carolina

June 5, 2015